Exhibit 10.3

SECOND NOTE AMENDMENT AGREEMENT

THIS SECOND NOTE AMENDMENT AGREEMENT, entered into as of June 23, 2020, (this “Second Note Amendment”), is among Jay Pharma Inc., a federally chartered Canadian corporation (“Borrower) and Alpha Capital Anstalt (the “Noteholder”) to further amend that certain Secured Promissory Note dated January 10, 2020 in the principal amount of $1,500,000 (the “Note”).

WHEREAS, Noteholder and Borrower have agreed for Noteholder to make an advance of US$500,000 to Borrower on the same terms and conditions as the amount of US$1,500,000 advanced to Borrower on January 10, 2020, including but not limited to the grant of a security interest and conversion rights.

IN CONSIDERATION of the mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Borrower and Noteholder agree as follows:

1. The definition of “Loan” set forth in the preamble to the Note is hereby amended to be US$2,000,000 of which US$1,500,000 principal amount was advanced January 10, 2020 (“Initial Advance”) and US$500,000 principal amount is deemed advanced as of the date of this Second Note Amendment (the “June Advance”).

2. Borrower grants Noteholder a security interest and rights with respect to the June Advance as were granted to Borrower with respect to the Initial Advance pursuant to the Note and the Security Agreement dated January 10, 2020 (the “Security Agreement”) entered into in connection with the Note. For the avoidance of doubt, the term “Obligations” as employed in the Security Agreement includes the June Advance and all amounts payable in connection with the June Advance.

3. The Noteholder is granted all of the rights, benefits, and remedies with respect to the June Advance as are held by Noteholder in connection with the Initial Advance, including but not limited to, the rights set forth in Section 2.01 of the Note with respect to the Amalgamation Agreement.

4. The Noteholder and Borrower entered into a Securities Purchase Agreement dated as of January 10, 2020 (“SPA”) with respect to the purchase for US$3,500,000 of Borrower’s Shares and Series A Warrants (as defined in the SPA) upon the conditions and terms set forth in the SPA. It is hereby agreed that such sum is reduced to US$3,000,000.

5. The Note, Security Agreement and SPA are hereby modified mutatis mutandis to effectuate the terms of this Second Note Amendment. Borrower undertakes to amend the Amalgamation Agreement and other agreements as necessary to incorporate the terms of this Second Note Amendment.

6. Except as specifically modified herein the Note, Security Agreement and SPA remains in full force and effect and is incorporated herein. This Second Note Amendment is deemed a part of the Note and governed by all the terms therein.

7. This Second Note Amendment, any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Second Note Amendment by facsimile or in electronic (such as “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Second Note Amendment.

In witness of whereof the parties have caused this Second Note Amendment to be duly executed as of the date written above.

BORROWER	NOTEHOLDER

Jay Pharma Inc.	Alpha Capital Anstalt

/s/ Henoch Cohn	/s/ Nicola Feurstein
By: Henoch Cohn	By: Nicola Feurstein
Its: Chief Executive Officer	Its: Secretary